Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Simmons First National Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Other	3,800,000	$16.52	$62,776,000	0.0001102	$6,917.92
Total Offering Amounts					$62,776,000		$6,917.92
Total Fee Offsets							--
Net Fee Due							$6,917.92

(1)	Consists of shares of Class A common stock, par value $0.01 per share (“Common Stock”) of the registrant Simmons First National Corporation reserved for issuance under the Simmons First National Corporation 2023 Stock and Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the registrant’s capital stock.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the registrant’s Common Stock, as reported on The Nasdaq Global Select Market on April 19, 2023.

Table 2: Fee Offset Claims and Sources

Not applicable.